Exhibit 3.1(c)

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SANA BIOTECHNOLOGY, INC.

Sana Biotechnology, Inc. (the “Company”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

1.

The name of the Company is Sana Biotechnology, Inc., and that this corporation was originally incorporated pursuant to the Delaware General Corporation Law on July 13, 2018 under the name FD Therapeutics, Inc. An Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on February 13, 2019. An amendment to the Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on October 3, 2019.

2.

This Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation has been duly adopted and approved by the Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law, and the Company’s stockholders have given their written consent in accordance with Section 228 of the Delaware General Corporation Law.

3.	The first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 706,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”) and (ii) 537,786,206 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).”

4.	All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been signed this 9th day of November, 2020.

SANA BIOTECHNOLOGY, INC.

By:	/s/ Steven Harr
Name: Steven Harr, M.D.
Title: Chief Executive Officer